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Exhibit 10.11

TAX INDEMNIFICATION AGREEMENT

between
SILICON GRAPHICS, INC.,
on behalf of itself
and the members
of SGI Subgroup
and
MIPS TECHNOLOGIES, INC.,
on behalf of itself
and the members
of MIPS Subgroup
dated
June 20, 2000

TAX INDEMNIFICATION AGREEMENT

    This Agreement is entered into as of the 20th day of June, 2000 between Silicon Graphics, Inc. ("SGI"), a Delaware corporation, on behalf of itself and the members of SGI Subgroup, and MIPS Technologies, Inc. ("MIPS"), a Delaware corporation, on behalf of itself and the members of the MIPS Subgroup.

W I T N E S S E T H:

    WHEREAS, prior to May 14, 1999, SGI was the common parent of an affiliated group of corporations that included MIPS; this group and the members thereof filed consolidated federal income tax returns as well as certain consolidated, combined or unitary state income tax returns;

    WHEREAS, SGI and MIPS entered into a tax-sharing agreement, dated July 6, 1998 (the "TSA"), which set forth the rights and obligations of SGI, MIPS and the members of the SGI Subgroup and the MIPS Subgroup, respectively, with respect to the handling and allocation of federal, state, local and foreign taxes incurred in taxable periods that begin and end after the initial public offering of MIPS common stock and while MIPS is a member of the SGI Affiliated Group, as defined below, and various other tax matters;

    WHEREAS, the common stock of MIPS was recapitalized into Class A common stock ("Class A Stock") and Class B common stock ("Class B Stock") (the "Recapitalization") on April 5, 1999;

    WHEREAS, SGI launched a secondary offering ("Secondary Offering") of a portion of its holdings in MIPS common stock on May 14, 1999; as a result of the Secondary Offering, the MIPS Subgroup no longer files federal consolidated returns with the SGI Subgroup;

    WHEREAS, SGI intends to distribute to its shareholders all of the MIPS Class B common stock held by SGI (the "Distribution") in a transaction intended to qualify as a tax-free distribution under Section 355 of the Code; as a result of the Distribution, the MIPS Subgroup will no longer file consolidated, combined or unitary state income tax returns with the SGI Subgroup;

    WHEREAS, SGI has received a private letter ruling (the "Ruling") from the IRS on June 2, 1999 (PLR-103061-99) with respect to the federal income tax treatment of the Distribution and receives a tax opinion dated June 20, 2000 ("Tax Opinion") from Davis Polk & Wardwell, special counsel for SGI, regarding certain federal income tax consequences of the Distribution.

    WHEREAS, SGI and MIPS desire to set forth their agreement on the rights and obligations of SGI, MIPS and the members of the SGI Subgroup and the MIPS Subgroup, respectively, with respect to the handling and allocation of federal, state and local taxes incurred in connection with the Distribution, and various other tax matters;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.  Definitions

  (a)
  As used in this Agreement:

    "Affiliated Group" shall mean an affiliated group as defined in section 1504(a) of the Code.

    "Amended and Restated Certificate of Incorporation" shall mean the amended and restated certificate of incorporation of MIPS. This certificate amended and restated the original Certificate of Incorporation of MIPS to effect the Recapitalization.

    "Code" shall mean Internal Revenue Code of 1986, as amended.

    "Combined State Tax" shall mean, with respect to each state or local taxing jurisdiction, any income, franchise or similar tax payable pursuant to a Return of such state or local jurisdiction that are filed on a consolidated, combined or unitary basis.

    "Distribution Date" shall mean June 20, 2000.

    "Exchange Right" shall mean the exchange right, set forth in Article IV, Section 2(j)(ii) of the original Certificate of Incorporation of MIPS that authorizes MIPS to exchange, upon occurrence of the Distribution, all of the Class B Stock for Class A Stock on a share-for-share basis. By its terms, this Exchange Right is subject to being rendered ineffective upon delivery of an opinion of counsel that such rights would adversely affect the tax-free nature of the Distribution. The Exchange Right was in fact rendered ineffective upon receipt of a tax opinion from Shearman & Sterling dated May 7, 1999.

    "Federal Tax" shall mean any tax imposed under Subtitle A of the Code and any related interest or penalty imposed under Subtitle F of the Code.

    "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313 (a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to taxes other than Federal Taxes, any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, (ii) any final disposition of a tax issue by reason of the expiration of a statute of limitations or (iii) the payment of tax by SGI with respect to any item disallowed or adjusted by any taxing authority where SGI determines in good faith that no action should be taken to recoup such payment.

    "IRS" shall mean the Internal Revenue Service.

    "MIPS Subgroup" shall mean (i) with respect to Federal Taxes, the group of corporations, if any, that would constitute a separate Affiliated Group with MIPS as the common parent if MIPS was not a member of the SGI Affiliated Group, (ii) with respect to Combined State Taxes, the group of corporations, if any, that join in the filing of a consolidated, combined or unitary income or franchise tax return, including any predecessors thereto.

    "Post-Secondary Offering Tax Period" means (i) any tax period beginning and ending after the date of the Secondary Offering (the "Secondary Offering Date") and (ii) with respect to a tax period that begins before and ends after the Secondary Offering Date, such portion of the tax period that commences on the day immediately after the Secondary Offering Date.

    "Post-Distribution Tax Period" means (i) any tax period beginning and ending after the Distribution Date and (ii) with respect to a tax period that begins before and ends after the Distribution Date, such portion of the tax period that commences on the day immediately after the Distribution Date.

    "Prime" shall mean, the rate announced from time to time as "prime" by the Federal Reserve as its prime rate with respect to the applicable currency.

    "Return" shall mean any tax return, statement, report or form (including estimated tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any taxing authority.

    "Ruling Documents" shall mean any letter, exhibit, memorandum, minute, checklist, attachment, appendix, schedule, outline or any supporting document (whether original, faxed, copied) created by or provided to Shearman & Sterling or submitted to the IRS in connection with the request for Ruling.

    "SGI Consolidated Federal Return" shall mean any consolidated federal income Tax return or amendment thereof of the SGI Affiliated Group in which SGI is the common parent.

    "Supplemental Ruling" shall mean any private letter ruling that may be issued by the IRS in respect of the Distribution that supplements the Ruling.

    "Supplemental Ruling Documents" shall mean any letters, exhibit, memorandum, minute, checklist, attachment, appendix, schedule, outline or any supporting document (whether original, faxed, copied) created by or provided to counsel or submitted to the IRS in connection with a request for Supplemental Ruling.

    "Tax" shall mean all federal, including alternative minimum tax and environmental tax, state, local and foreign gross or net income, gross receipts, withholding, franchise, transfer, estimated or other tax or similar charges and assessments, including all interest, penalties and additions imposed with respect to such amounts.

    "Tax Proceeding" shall mean any tax audit, dispute or proceeding (whether administrative or judicial).

    "SGI Affiliated Group" shall mean SGI and each direct and indirect corporate subsidiary, including the MIPS Subgroup that is eligible to join with SGI in the filing of (i) for Federal Tax purposes, a consolidated federal income tax return, and (ii) for Combined State Tax purposes, a Combined State Tax Return.

    "SGI Subgroup" shall mean, at any time, SGI and each of its direct and indirect corporate subsidiaries other than those subsidiaries that are members of the MIPS Subgroup.

    (b) Any term used in this Agreement that is not defined herein shall, to the extent the context requires, have the meaning assigned to it in the TSA, in the Code or the applicable Treasury regulations thereunder or in comparable provisions of applicable law.

2.  Administrative and Compliance Matters.

    (a) Existing Tax Sharing Agreement. Except as otherwise provided in this Agreement, the existing TSA shall continue to be effective (i) with respect to Federal Taxes, for any tax period in which the income, losses or other Tax items of any member of the MIPS Subgroup are includible in the SGI Consolidated Federal Return, and (ii) with respect to Combined State Taxes, for any tax period in which the income, losses or other Tax items of any member of MIPS Subgroup are included in SGI's Combined State Tax Returns.

    (b) Separate State, Local and Foreign Tax Returns. MIPS shall be solely responsible for the preparation and filing of any member of the MIPS Subgroup's (i) separate state, local and foreign tax Returns, (ii) federal income tax Returns for all Post-Secondary Offering Tax Periods and (iii) state income tax Returns for all Post-Distribution Tax Periods.

3.  Certain Representations and Covenants.

    (a) MIPS Representations. (i) MIPS, on behalf of itself and each member of the MIPS Subgroup, represents that as of the date hereof, there is no plan or intention to take any of the following actions: (A) liquidate, merge or consolidate MIPS with any other person subsequent to the Distribution; (B) discontinue its active trade or business after the Distribution; (C) repurchase stock of MIPS after the Distribution except for repurchases in the open market for an aggregate amount not to exceed 20 percent of the outstanding Class B Stock on the date of the Distribution; (D) enter into any arrangement pursuant to which one or more persons will acquire a 50% or greater interest in MIPS (by vote or value) during the two-year period beginning on the date of the Distribution; (E) issue MIPS stock in an acquisition or public or private offering, except for issuance of stock pursuant to the exercise of employee, director or consultant stock options, stock awards, stock purchase rights or other employment related arrangements under any stock incentive plan in existence on the date of the Distribution, (F) issue convertible debt or debt exchangeable into MIPS stock; (G) amend the certificate of incorporation (or other organizational documents) of MIPS, whether through a stockholder vote or otherwise, in a manner that affects the relative voting rights of the separate classes of MIPS stock; or (H) exchange any shares of MIPS Class B Stock for MIPS Class A Stock.

      (ii) MIPS, on behalf of itself and each member of the MIPS Subgroup, represents as of the date hereof, (A) the undersigned is not aware of any present plan or intention by the current shareholders of SGI to sell, exchange, transfer by gift or otherwise dispose of any of their stock in, or securities of, SGI or MIPS subsequent to the Distribution other than in the open market, and (B) management does not anticipate that one or more persons will acquire a 50% or greater interest in MIPS (by vote or value) within two years after the date of the Distribution who would not have acquired the interest if the Distribution had not occurred.

    (b) MIPS Covenants. MIPS covenants and agrees that following the Distribution, it will not take, or cause or allow any member of the MIPS Subgroup to take, any of the following actions: (A) for the thirty (30)-month period beginning on the date of the Distribution, issue MIPS stock in an acquisition or public or private offering, except that MIPS and its members may issue stock: (1) pursuant to the exercise of employee, director or consultant stock options, stock awards, stock purchase rights or other employment related arrangements under any stock incentive plan then in existence; and (2) up to a cumulative amount of ten percent (10%) of MIPS's outstanding stock at the time of the Distribution (in addition to the stock that may be issued under ((b)(A)(1) above); (B) for the five (5)-year period beginning on the date of the Distribution, amend its certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise (but not including any conversion of Class B Stock into Class A Stock in accordance with MIPS's Amended and Restated Certificate of Incorporation, other than the MIPS Exchange Right), in a manner that affects the relative voting rights of the separate classes of the MIPS common Stock; (C) for the five (5)-year period beginning on the date of the Distribution, exchange any shares of Class B Stock for Class A Stock, including pursuant to the MIPS Exchange Right (but not including any conversion of Class B Stock into Class A Stock in accordance with MIPS's Amended and Restated Certificate of Incorporation); (D) take any action that would constitute a breach of, or an inaccuracy in, certain reasonable representations or covenants in the Ruling Documents, Ruling, Supplemental Ruling Documents, Supplemental Ruling with respect to MIPS that are within the reasonable control of MIPS (other than any representation or covenant related to the stock issuances permissible under (b)(A)(1) or (2) above or to the extent the representation or covenant is a Non-Required Representation or Covenant (as defined below)); or (E) for the thirty (30)-month period beginning on the date of the Distribution, knowingly and voluntarily take any other action (other than any action which is (i) described in (b)(A)(1) or (2) above, (ii) being undertaken or planned at the time of the Distribution or (iii) pursuant to MIPS's Amended and Restated Certificate of Incorporation) which it believes will more likely than not result in the Distribution failing to qualify under Section 355 of the Code or cause the Distribution otherwise to be taxable under Section 355(e) of the Code.

    (c) Exceptions. Notwithstanding the foregoing, MIPS and the members of the MIPS Subgroup may take actions inconsistent with the covenants contained in Section 3(b) to the extent described in Section 4(b).

4.  Indemnities.

    (a) Indemnity by MIPS. Except as provided in Section 4(b), MIPS and each member of MIPS Subgroup shall jointly and severally indemnify SGI and hold it harmless from and against any federal, state or local income or franchise taxes imposed as a result of the Distribution failing to qualify under Section 355 of the code or otherwise being taxable under Section 355(e) of the Code as a result (and, in each case, any analogous provision under state or local law) of:

      (A) MIPS or a member of MIPS Subgroup breaching any of the covenants contained in Section 3(b);

      (B) for the thirty (30)-month period beginning on the date of the Distribution, any acquisition of stock of MIPS (other than any issuance of stock by MIPS covered in Section 3(b)(A)(1) or (2) above by any person or persons (including, without limitation, as a merger of another entity with and into the Company) in excess of the amount of stock permitted to be issued under Section 3(b)(A)(2) above, but taking into account any prior or subsequent issuances of stock covered by Section 3(b)(A)(2) during such thirty (30)-month period.

    Notwithstanding anything to the contrary, SGI shall be liable for any federal, state or local income or franchise taxes imposed on SGI as a result of the Distribution failing to qualify under Section 355 of the Code or otherwise being taxable under Section 355(e) of the Code (and, in each case, any analogous provision under state or local law) for any reason other than as set forth in (A) or (B) of this Section 4(a).

    (b) Permitted Actions. (i) Notwithstanding the provisions of Section 3(b) and 4(a), MIPS and each member of MIPS Subgroup shall have no obligation to indemnify under Section 4(a) (and may take any action otherwise prohibited by Section 3(b)) if:

      (A) SGI obtains a Supplemental Ruling issued to SGI that rules that such action will not cause the Distribution to fail to qualify under Section 355 of the Code or otherwise to be taxable under Section 355(e) of the Code;

      (B) SGI consents to such action; or

      (C) MIPS delivers to SGI an opinion, in form reasonably satisfactory to SGI (which determination by SGI may take into account, among other things, whether it is the type of action with respect to which it is reasonably satisfactory to rely on an opinion of counsel in light of the fact that SGI previously obtained the Ruling with respect to the Distribution), of nationally recognized tax counsel, to the effect that such action will not cause the Distribution to fail to qualify under Section 355 of the Code or otherwise to be taxable under Section 355(e) of the Code.

      (ii) If MIPS plans to take any action described in section 3(b) during the applicable period set forth therein, MIPS shall provide a written notice to SGI describing its intention, the facts regarding the action and whether it intends to rely on section 4(b)(A), (B) or (C). If MIPS intends to rely on (i) section 4(b)(A), SGI shall comply with the provisions in section 5(b); (ii) section 4(b)(B), SGI shall notify MIPS of its decision to give or withhold consent within 7 business days of the receipt of MIPS's notice, or (iii) section 4(b)(C), SGI shall within 7 business days of the receipt of an opinion, notify MIPS of whether the opinion is reasonably satisfactory and if applicable, the reason for the opinion being unsatisfactory; provided that the 7 business day period referred to in clause (iii) shall be extended at SGI's reasonable discretion if MIPS has not promptly make available personnel, records and information reasonably requested by SGI and necessary to make a determination.

    (c) Discharge of Indemnity. If SGI determines that MIPS has breached the representations or covenants under Section 3 or is liable pursuant to Section 4(a) hereof, it shall provide a written statement to MIPS showing the indemnity amount claimed with a detailed description of the reasons for such claim. MIPS and the members of the MIPS Subgroup shall discharge their obligations under Section 4(a) hereof by paying the relevant amount within 90 days of the receipt of such written statement; provided that if either MIPS or any member of the MIPS Subgroup disputes in good faith the fact or the amount of its obligations under Section 4(a), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 12 hereof. After a Final Determination of an amount that was in good faith dispute, SGI shall send a statement to MIPS showing the amount due thereunder and MIPS shall discharge such obligation by paying the relevant amount within 90 days of the receipt of such statement. Notwithstanding the foregoing, any amount not paid by MIPS within 90 days of MIPS's receipt of the applicable written statement shall bear interest at the Prime rate.

5.  Supplemental Rulings; Cooperation.

    (a) Request by SGI. SGI shall have the right to obtain a Supplemental Ruling in its sole and exclusive discretion. If SGI determines to obtain a Supplemental Ruling, MIPS shall cooperate with SGI and take any and all actions reasonably requested by SGI in connection with obtaining the Supplemental Ruling (including, without limitation, by making any reasonable representation or covenant or providing any materials or information requested by the IRS; provided that, MIPS shall not be required to make any unreasonable representation or covenant or any other representation or covenant that is inconsistent with historical facts or its reasonable business objectives or as to future matters or events outside its reasonable control (a "Non-Required Representation or Covenant")). In connection with obtaining a Supplemental Ruling, (i) SGI shall cooperate with and keep MIPS informed in a timely manner of all material actions taken or proposed to be taken by SGI in connection therewith; (ii) SGI shall (A) reasonably in advance of the submission of any Supplemental Ruling Documents, provide MIPS with a draft copy thereof, (B) reasonably consider MIPS's comments on such draft copy, and (C) provide MIPS with a final copy; and (iii) SGI shall provide MIPS with notice reasonably in advance of, and MIPS shall have the right to attend, directly and/or through its representatives, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Supplemental Ruling.

    (b) Request by MIPS. SGI agrees that, if MIPS desires to obtain a Supplemental Ruling or other guidance from the IRS with respect to the treatment of the Distribution under Section 355 of the Code (which may include, among other things, instances in which MIPS desires certain actions to fall within Section 3(b)(A) (e.g., because MIPS prefers to seek a Supplemental Ruling or because such action do not fall within Sections 3(b)(B) or (C)), at the reasonable request of MIPS, SGI shall cooperate with MIPS and use its reasonable best efforts to seek to obtain, as expeditiously as possible, such Supplemental Ruling or other guidance. In no event shall SGI be required to file any Supplemental Ruling under this Section 5 unless MIPS represents that (1) it has read the request for the Supplemental Ruling and any Supplemental Ruling Documents and (2) all information and representations, if any, relating to MIPS and any member of MIPS Subgroup contained in the Supplemental Ruling Documents are true, correct and complete in all material respects. MIPS shall reimburse SGI for all reasonable costs and expenses incurred by SGI in obtaining a Supplemental Ruling requested by MIPS. MIPS hereby agrees that SGI shall have sole and exclusive control subject to the provisions hereof over the process of obtaining a Supplemental Ruling. In connection with obtaining any such Supplemental Ruling, (i) SGI shall cooperate with and keep MIPS informed in a timely manner of all material actions taken or proposed to be taken by SGI in connection therewith; (ii) SGI shall (A) reasonably in advance of the submission of any Supplemental Ruling Documents, provide MIPS with a draft copy thereof, (B) reasonably consider MIPS's comments on such draft copy, and (C) provide MIPS with a final copy; and (iii) SGI shall provide MIPS with notice reasonably in advance of, and MIPS shall have the right to attend, directly and/or through its representatives, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Supplemental Ruling.

    (c) Cooperation. MIPS and SGI agree to cooperate with each other in obtaining the Ruling, any Supplemental Rulings or any other rulings from the IRS or other taxing authority or any opinions of counsel.

6.  Contest.

    (a) No settlement of any Tax Proceeding relating to any matter that would cause a payment obligation under Sections 4(a) shall be accepted or entered into by or on behalf of SGI unless MIPS consents thereto in writing (which consent shall not be unreasonably withheld). If MIPS does not respond to SGI's request for consent within 30 days of its receipt of such written request, MIPS will be deemed to have consented to the settlement.

    (b) SGI agrees to give prompt notice to MIPS of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder.

7.  Notices.

    Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the actual receipt of such written notice:

    If to SGI, to:
Silicon Graphics, Inc.
1600 Amphitheatre Parkway
Mountain View, CA 94043
Attention: General Counsel
Tel: (650)960-1980
Fax: (650) 933-0298

    If to MIPS, to:
MIPS Technologies, Inc.
1225 Charleston Road
Mountain View, CA 94043
Attention: General Counsel
Tel:(650)567-5000
Fax: (650)567-5154

    with a copy to:
MIPS Technologies, Inc.
1225 Charleston Road
Mountain View, CA 94043
Attention: Chief Financial Officer
Tel:(650)567-5000
Fax: (650)567-5156

8.  Costs and Expenses.

    Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement.

9.  Effectiveness; Termination and Survival.

    This Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed and, provided, further, that notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

10. Entire Agreement; Amendments and Waivers; Severability.

    (a) Entire Agreement. This Agreement, the exhibits hereto and the TSA contain the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment, modification, or waiver of any of the terms of this Agreement and TSA shall be valid unless made by an instrument signed by an authorized officer of each of SGI and MIPS, or in the case of a waiver, by the party against whom the waiver is to be effective.

    (b) Amendments and Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. This

Agreement and the TSA shall not be waived, amended or otherwise modified except as in writing, duly executed by all of the parties hereto.

    (c) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such provision or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid, illegal or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected thereby, unless such a construction would be unreasonable.

11. Governing Law and Interpretation.

    This Agreement has been made in and shall be construed and enforced in accordance with the laws of the state of California without giving effect to laws and principles relating to conflicts of law. Representations and covenants in this Agreement shall be interpreted in accordance with and consistent with the general principles of U.S. federal income tax laws.

12. Dispute Resolution.

    Each party shall exercise its best efforts to resolve any disagreement or dispute relating to this Agreement (including the interpretations thereof). If the parties are unable to resolve a dispute or disagreement within 30 days by escalating to the highest level within each party, the parties shall pursue mediation for a period no longer than 60 days, after which the parties may commence court proceedings.

    Notwithstanding any of the foregoing, if the dispute concerns whether to settle with a taxing authority or commence court proceedings and MIPS decides that the matter should be taken to court, MIPS may decide whether the matter should be taken to Tax Court or to the Court of Claims. If the matter is taken to the Court of Claims upon MIPS's request, MIPS shall furnish the funds necessary to put on deposit with the court. If MIPS decides that the matter should be litigated in Tax Court, and SGI would prefer that the matter be taken to the Court of Claims, the matter shall go to the Court of Claims and SGI shall deposit the necessary funds with the court.

13. Counterparts.

    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

14. Assignments; Third Party Beneficiaries.

    Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the tax attributes of such party under applicable law). This Agreement is not intended to benefit any person other than the parties hereto and such successors and assigns, and no such other person shall be a third party beneficiary hereof.

15. Authorization, etc.

    Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

SGI on its own behalf and on behalf of each member of the SGI Subgroup.
By:	/s/ RON CURTOLA, JR
Title:	Vice President and Corporate Controller
Date:	June 20, 2000
MIPS on its own behalf and on behalf of each member of the MIPS Subgroup.
By:	/s/ JOHN E. BOURGOIN
Title:	President, Chief Executive Officer and Chairman
Date:	June 20, 2000

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TAX INDEMNIFICATION AGREEMENT